CERTIFICATE OF AMENDMENT TO THE DESIGNATION
               OF RIGHTS AND PREFERENCES RELATED TO
  SERIES C 8% CUMULATIVE CONVERTIBLE NON-VOTING PREFERRED STOCK
                     OF BIOMUNE SYSTEMS, INC.

     The undersigned, being the President and the Secretary of Biomune Systems, Inc., a Nevada corporation, do hereby certify and declare as follows:

     1. The name of the Corporation is Biomune Systems, Inc.;

     2. Attached hereto as Exhibit "A" and incorporated herein by this reference is a true and correct copy of the amendment to Sections 5(a), 5(b), and 9 and new Section 11 of the Designation of Rights and Preferences related to the Series C 8% Cumulative Convertible Non-Voting Preferred Stock of Biomune Systems, Inc.

     3. The amendments described above were adopted by the Corporation's Board of Directors by Unanimous Written Consent dated July __, 1997, pursuant to Section 78.315 of the Nevada Private Corporations Act and are being filed with the Nevada Secretary of State pursuant to Section 78.195 and Section 78.207 of the Nevada Private Corporations Act.

     4. The above-referenced amendments were consented to by a majority of the current holders of a majority of the shares of the Corporation's Series C 8% Cumulative Convertible Non-Voting Preferred Stock as required by
Section 4 of the Designation of Rights and Preferences related to the Series C 8% Cumulative Convertible Non-Voting Preferred Stock.

     5. The current number of authorized shares and the par value of each class and series of shares before the amendment is as follows:

     (a)    Common Stock, $0.0001 par value per share: 500,000,000
     (b) Preferred Stock, $0.0001 par value per share: 50,000,000, which have been designated as follows:
            (i)   Series A 10% Cumulative Convertible Preferred Stock:
                  1,075,000
            (ii)  Series B 10% Cumulative Convertible Non-Voting Preferred
                  Stock: 1,000,000
            (iii) Series C 8% Cumulative Convertible Non-Voting Preferred
                  Stock: 10,000
            (iv)  Series D 8% Cumulative Convertible Non-Voting Preferred
                  Stock: 6,000

     6. The number of authorized shares and the par value of each class and series of shares after the amendment will not change.

     7. This Certificate of Amendment shall be effective upon filing with the Nevada Secretary of State.

     IN WITNESS WHEREOF, we have signed this Certificate of Amendment as of this__ day of July, 1997.

                              BIOMUNE SYSTEMS, INC.,
                              a Nevada corporation


                              By: /s/
                                 ------------------------
                              David G. Derrick, President


     By: /s/
                                 ------------------------
     Christopher Illick, Secretary

Attested and Verified:



By:/s/
   ------------------------
Christopher Illick
Its: Secretary


     :ss
      COUNTY OF SALT LAKE)

     On the _ day of July, 1997, David G. Derrick, who, being by me duly sworn, did say that he is the President of Biomune Systems, Inc., a Nevada corporation, and that the foregoing instrument was signed on behalf of such Corporation by authority of its Bylaws and such officer acknowledged to me that the Corporation executed the same.


/s/
NOTARY PUBLIC

My Commission Expires:

                                  EXHIBIT A

            AMENDMENT TO DESIGNATION OF RIGHTS AND PREFERENCES
                                    OF
     SERIES C 8% CUMULATIVE CONVERTIBLE NON-VOTING PREFERRED STOCK

     Pursuant to the authority vested in the Board of Directors of Biomune Systems, Inc., a Nevada corporation (the "Company"), in its Articles of Incorporation and as permitted by Title 7, Chapter 78 of the Nevada Revised Statutes, the Company's Board of Directors does hereby amend the Designation of Rights and Preferences of the Company's Series C 8% Cumulative Convertible Non-Voting Preferred Stock as follows:

     5. Conversion of Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall have the following conversion rights:

     (a) Right to Convert. Subject to the Conversion Limitation set forth in Section 5(b) below, each share of Series C Preferred Stock may be converted at the holder's option at any time commencing on the 41st day after the closing of the private placement transaction pursuant to which the Series C Preferred Stock was issued (the "Closing") into the number of shares of the Company's Common Stock determined by dividing $1,000 plus any accrued and unpaid regular or special dividends by an amount equal to the Market Price (as defined below) less 42%. The applicable denominator in the formula set forth in the foregoing sentence shall be referred to herein as the "Conversion Factor." Notwithstanding the foregoing, the Conversion Factor shall not be greater than $0.60. "Market Price" shall mean the average closing bid price of the Company's Common Stock for the three
          (3) NASDAQ trading days immediately proceeding the applicable Conversion Date (as defined below), as reported by the National Association of Securities Dealers Automated Quotation System or such other inter-dealer system as may list the Company's Common Stock. Subject to the Conversion Limitation set forth in Section 5(c) below, each conversion shall be effected by the holder surrendering the certificate(s) for the shares of Series C Preferred Stock to be converted to the Company with a Conversion Certificate executed by the holder for not less than $50,000 aggregate conversion amount including any accrued and unpaid regular and special dividends and accompanied, as required by the Company, by proper assignment. The date of execution of such Conversion Certificate and delivery by facsimile to the Company at (801) 466-3741 shall be defined as the "Conversion Date".
          Upon conversion the Company shall use its reasonable best efforts to deliver certificates evidencing shares of the Company's Common Stock within five (5) business days of the Conversion Date. The Company shall use reasonable best efforts to deliver to the holder certificates evidencing shares of Series C Preferred Stock within three (3) business days of the Conversion date or the Closing, as appropriate. In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company or a similar business combination involving the Company, all of the shares of Series C Preferred Stock, at the option of the holder, may be converted into the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible at the time of the closing of such transaction. In the event the Company shall fail to deliver certificates evidencing shares of the Company's Common Stock upon any conversion of shares of Series C Preferred Stock within five (5) business days of the Conversion Date, the Company shall pay the holder daily liquidated damages in an amount equal to 1% of the principal amount of the shares of Series C Preferred Stock converted into Common Stock for each day beyond said five (5) business days.

     (b) Conversion Limitation. Notwithstanding the conversion rights regarding the Series C Preferred Stock set forth in Section 5(a), above, any single holder (or affiliated holders) may not at any time hold shares of the Company's Common Stock exceeding 4.9% of the total number of issued and outstanding shares of Common Stock. Thus, any holder or group of affiliated holders will only be allowed to convert shares of Series C Preferred Stock into shares of Common Stock in an amount such that such holder's ownership of shares of Common Stock does not exceed 4.9% of the total of issued and outstanding shares of Common Stock. Furthermore, the original holder(s) of the Series C Preferred Stock shall not, following the effective date of this provision, convert, sell or otherwise dispose of any shares of Series C Preferred Stock then held by such holder(s) through December 31, 1997, or such later period as they may then agree with the Company; provided, however, that in any given week during such period, including any extension thereof, such original holder(s) may, collectively, convert such shares of Series C Preferred Stock into shares of Common Stock having a Market Value equal to the greater of (i) $20,000 (through September 30, 1997), $25,000 (from October 1 through December 31,1997); or (ii) 10% of the total volume of trading in the Common Stock during the previous week.

     9. Redemption. The Company shall have the right to call for redemption any shares of the Series C Preferred Stock which continue to be held by the initial holder thereof after July __, 1997, at the option of the Company at any time following July __, 1997. Notwithstanding what the Market Price or the Conversion Factor may be at the time, the Company may designate a different and lower conversion price (the "New Conversion Price") and the call price for all shares of Series C Preferred Stock called for redemption by the Company shall be as follows: (a) 125% of the New Conversion Price for all shares of Series C Preferred Stock called prior to January 1, 1997; (b) 133% of the New Conversion Price for all shares of Series C Preferred Stock called after January 1, 1997 through May 31, 1997; and (c) 139% of the New Conversion Price for all shares of Series C Preferred Stock called after May 31, 1997. The Company's call option shall be assignable, in whole or in part, and shall be exercised in writing with payment to accompany the exercise notice or to be paid within two (2) business days thereafter. The Company may select those shares to be redeemed by lot or on a pro rata basis or by any other method deemed by the Company's Board of Directors to be equitable (with any necessary adjustments to avoid fractional shares). Any shares of Series C Preferred Stock for which a written notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption of such shares of Series C Preferred Stock. After the date fixed for redemption, dividends on shares of Series C Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as shareholders of the Company shall cease unless the Company defaults on the payment of the redemption price.

     11. Future Financings. Nothing herein shall be deemed in any manner to impose any restriction or limitation on the Company's ability hereafter to undertake financings through the public or private offer and sale of the Company's debt or equity securities of any class; provided, however, that the Company will not undertake any further distribution of Series C Preferred Stock or any series of preferred stock or other securities with rights and preferences that rank senior to the Series C Preferred Stock.

     The remaining provisions of the Designation of Rights and Preferences of the Series C Preferred Stock shall remain unchanged and in full force and effect.